Exhibit (d)(6)(v)

Amendment to Master Investment Advisory Agreement

This amendment (the “Amendment”) to the Master Investment Advisory Agreement is made and entered into as of July 2, 2018 between RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”) and RBC Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series listed on Exhibit A (each a “Fund”) and hereby amends that certain Master Investment Advisory Agreement dated September 1, 2011.

WHEREAS, the Trust and the Adviser have entered into the Agreement relating to the Funds; and

WHEREAS, the Adviser proposed reducing the advisory fee for certain of the Funds; and

WHEREAS, the Adviser and the Trust desire to amend the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. EXHIBIT A. Exhibit A of the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.		RBC FUNDS TRUST

By:	/s/ Carol Kuha	By:	/s/ Kathleen A. Gorman
Name: Carol Kuha		Name: Kathleen A. Gorman
Title: COO		Title: President

EXHIBIT A

Name of Fund	Annual Fee Rate	Effective Date	Initial Term Through*

RBC BlueBay Emerging Market Debt Fund	0.75%	September 1, 2011	October 31, 2012
RBC BlueBay High Yield Bond Fund	0.70%	September 1, 2011	October 31, 2012
RBC Emerging Markets Equity Fund	0.80%	July 25, 2018	October 31, 2014
RBC Emerging Markets Small Cap Equity Fund	1.25%	December 20, 2013	October 31, 2014
RBC Short Duration Fixed Income Fund	0.30%	December 30, 2013	October 31, 2014
RBC Ultra-Short Fixed Income Fund	0.23%	October 2, 2017	March 31, 2019
RBC Small Cap Value Fund	0.70%	July 2, 2018	October 31, 2015
RBC BlueBay Diversified Credit Fund	0.59%	October 2, 2017	January 31, 2019
RBC Global Opportunities Fund	0.76%	October 2, 2017	July 31, 2019
RBC International Opportunities Fund	0.80%	September 24, 2014	October 31, 2015
RBC Emerging Markets Value Equity Fund	0.80%	July 2, 2018	March 31, 2019
RBC Impact Bond Fund	0.35%	December 18, 2017	January 31, 2019

*	After the Initial Term, the Agreement may continue in effect for successive one-year terms as provided in Section 7.(b).